Exhibit 5.1

	Arnold C. Lakind Barry D. Szaferman Jeffrey P. Blumstein Steven Blader Brian G. Paul+ Craig J. Hubert++ Michael R. Paglione* Lionel J. Frank** Jeffrey K. Epstein+ Stuart A. Tucker	Of Counsel Stephen Skillman Linda R. Feinberg Paul T. Koenig, Jr. Robert A. Gladstone Janine Danks Fox* Richard A. Catalina Jr.*† Eric M. Stein** Robert G. Stevens Jr.**
Szaferman, Lakind, Blumstein & Blader, P.C. Attorneys at Law 101 Grovers Mill Road, Suite 200 Lawrenceville, NJ 08648 P: 609.275.0400 F: 609.275.4511	Scott P. Borsack*** Daniel S. Sweetser* Robert E. Lytle Janine G. Bauer*** Daniel J. Graziano Jr. Nathan M. Edelstein** Bruce M. Sattin*** Gregg E. Jaclin**

Michael D. Brottman**

Benjamin T. Branche*

Lindsey Moskowitz Medvin**

Mark A. Fisher

Tracey C. Hinson**

Robert L. Lakind***

Thomas J. Manzo**

Melissa A. Ruff

Jamie Yi Wang#

Bella Zaslavsky**

Blake J. Baron

Kathleen O’Brien

+Certified Matrimonial Attorney ++Certified Civil and Criminal Trial Attorney *NJ & PA Bars **NJ & NY Bars ***NJ, NY & PA Bars #NY Bar †U.S. Patent & Trademark Office

October 23, 2014

MagneGas Corporation

150 Rainville Road

Tarpon Springs, FL 34689

Ladies and Gentlemen:

We are acting as counsel for MagneGas Corporation, a Delaware corporation (the “Company”), in connection with: i) a Registration Statement (as amended from time to time, referred to as the “Registration Statement”) on Form S-3 filed by the Company on May 17, 2013 under the Securities Act of 1933, as amended (the “Act”) with the Securities and Exchange Commission (the “Commission”), ii) a prospectus supplement dated October 22, 2014 (the “Prospectus Supplement”) to the prospectus which was a part of the Registration Statement, and iii) the issuance by the Company of 3,000,000 shares of its common stock, par value $0.001 per share (the “Common Stock”), 1,060 shares of Series D-1 Preferred Shares, par value $0.001 per share (“Preferred Stock”), convertible into 1,060,000 shares of Common Stock (the “Conversion Shares” and together with the Preferred Stock and the Common Stock, the “Shares”), and iii) the sale of the Shares pursuant to the Securities Purchase Agreement, dated October 21, 2014 by and between the Company and the purchasers identified therein. (the “Purchase Agreement”). We offer you our opinion in connection with these transactions.

This opinion is furnished in accordance with the requirements of Item 601(b)(5)(i) of Regulation S-K under the Act.

For purposes of this opinion, we have examined the documents identified on Exhibit A attached hereto and incorporated herein and such other corporate documents, records and proceedings, minutes, consents, actions and resolutions as we determined to be appropriate (collectively, the “Documents”). In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

October 23, 2014 Page 2

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, upon the due execution, issuance and delivery of certificates representing the Shares (or, if uncertificated, the making of valid book-entry notations in the stock register of the Company) and payment for the Shares in the manner contemplated by the Registration Statement, the Prospectus Supplement and the Purchase Agreement, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

No opinion is expressed herein as to any laws other than the laws of the State of Delaware and the federal laws of the United States. This opinion opines upon Delaware law, including the statutory provisions, all applicable provisions of the statutes and reported judicial decisions interpreting those laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Prospectus. In so doing, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act and the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

SZAFERMAN, LAKIND,
BLUMSTEIN & BLADER, P.C

By:	/s/ Gregg Jaclin
Gregg E. Jaclin
For the Firm

October 23, 2014 Page 3

EXHIBIT A

Documents Reviewed and Relied Upon

In rendering the foregoing opinion, we have reviewed and relied upon the following documents:

1.	The Securities Purchase Agreement dated October 21, 2014, including exhibits and schedules attached thereto and incorporated therein;

2.	The Certificate of Designation for the Series D-1 Preferred Stock;

3.	The Certificate of Designation of the Series D-2 Preferred Stock;

4.	Form of Warrant;

5.	Placement Agency Agreement between the Company and Northland Securities, Inc. dated October 21, 2014;

6.	Company Representation Letter dated October 22, 2014;

7.	Company’s Articles of Incorporation, as amended;

8.	Subsidiary Articles of Incorporation;

9.	Company’s Bylaws;

10.	Preliminary Prospectus, Time of Sale Prospectus and Prospectus (as those terms are defined in that certain Placement Agency Agreement executed in connection with the sale of Securities to investors dated October 21, 2014 by and between the Company and Northland Securities Inc.;

11.	The Registration Statement;

12.	Good Standing Certificate from the Secretary of State of Delaware dated October 21, 2014;

13.	Good Standing Certificate from the Secretary of State of Florida dated October 21, 2014;

14.	Resolutions of the Company’s Board of Directors, dated October 21, 2014 Approving the Transaction; and

15.	Resolutions of the Shareholders of the Series A Preferred Shares, dated October 21, 2014 Approving the Transaction.